Exhibit 99.5

FORM OF

BENEFICIAL OWNER ELECTION FORM

FG FINANCIAL GROUP, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering by FG Financial Group, Inc., a Delaware corporation (the “Company”), of non-transferable subscription rights to subscribe for shares of the Company’s common stock, $0.001 par value per share (“Common Stock”). Each subscription right gives the holder thereof the right to purchase from the Company 0.15 of a share of Common Stock at a subscription price of $4.00 per whole share, as described in the Company’s Prospectus, dated October 28, 2021. In addition, holders of subscription rights who fully exercise their basic subscription right will be entitled to subscribe, at the same subscription price, for a portion of any shares of Common Stock that other holders of subscription rights do not purchase through the exercise of their basic subscription rights. The Company will not issue fractional shares in the rights offering. Instead, fractional shares resulting from the exercise of subscription rights will be eliminated by rounding down to the nearest whole share.

With respect to any instructions to exercise (or not to exercise) subscription rights, the undersigned acknowledges that this form must be completed and returned to you, as nominee, sufficiently in advance to enable the nominee to act for you and all required certificates and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern Time, on November 29, 2021, the scheduled expiration date of the rights offering.

This will instruct you, as nominee, whether to exercise subscription rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock held by you for the account of the undersigned in connection with the rights offering, pursuant to the terms and subject to the conditions set forth in the prospectus.

(Check the applicable boxes and provide all required information.)

[ ]	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for shares of Common Stock.

[ ]	Please EXERCISE SUBSCRIPTION RIGHTS for shares of Common Stock as set forth below:

☐	I apply for ALL of my entitlement of shares pursuant to the basic Subscription Right	(no. of basic subscription rights)	x 0.15 =	(no. of shares)	x $4.00 = (per share)	$

EXAMPLE: If you own 1,000 shares of common stock, your basic Subscription Right permits the purchase of 150 Shares [1,000 Subscription Rights x 0.15 = 150].

☐	addition, I apply for additional shares pursuant to the Over-Subscription Privilege*		(no. of additional shares)		x $4.00 = (per share)	$

* You can only participate in the Over-Subscription Privilege if you have subscribed for your full entitlement of shares pursuant to the basic Subscription Right.

IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT OF BASIC SUBSCRIPTION RIGHTS:

☐	I apply for		(no. of shares)		x $4.00 = (per share)	$

[ ]	Payment in the following amount is enclosed $__________

[ ]	Please deduct payment from the following account maintained by you as follows:

Type of Account: ________________________ Account No.: ___________________________ Amount to be deducted: $__________________

The total of the amounts must equal the “Total Payment Required” above.

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

●	irrevocably elect to purchase the number of shares indicated above upon the terms and conditions specified in the prospectus; and

●	agree that if I (we) fail to pay for the shares I (we) have elected to purchase, the exercise will be invalid.

Signature: ______________________________________

Name: _________________________________________

Title: __________________________________________

Address: _______________________________________

______________________________________________

Telephone: _____________________________________

Date: __________________________________________